Exhibit 10.3

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179	BARCLAYS Seventh Avenue New York, New York 10019

September 21, 2014

TTM Technologies, Inc.

1665 Scenic Avenue

Suite 250

Costa Mesa, California 92626

Attention: Todd Schull, Chief Financial Officer

Project Vector

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), J.P. Morgan Securities LLC (“JPMorgan”) and Barclays Bank PLC (“Barclays”, and together with JPMorgan Chase Bank and JPMorgan, the “Commitment Parties”, “us” or “we”) that TTM Technologies, Inc., a Delaware corporation (“you” or the “Borrower”) intends to acquire, through a merger, the company you have identified to us as “Vector” (the “Target”) and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1. Commitments

In connection with the Transactions, in each case upon the terms and conditions set forth in this letter and Exhibits B, C and D hereto (collectively, the “Term Sheets”):

(a) JPMorgan Chase Bank is pleased to advise you of its several, but not joint, commitment to provide (i) 57% of the aggregate amount of the ABL Facility and (ii) 57% of the aggregate amount of the Term B Facility, and

(b) Barclays (together with JPMorgan Chase Bank, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide (i) 43% of the aggregate amount of the ABL Facility and (ii) 43% of the aggregate amount of the Term B Facility.

2. Titles and Roles

It is agreed that:

(a) (i) JPMorgan and Barclays will act as joint lead arrangers and bookrunners for the ABL Facility (acting in such capacities, the “ABL Lead Arrangers”), (ii) JPMorgan Chase Bank will act as sole administrative agent for the ABL Facility (acting in such capacity, the “ABL Administrative Agent”) and (iii) Barclays will act as sole syndication agent for the ABL Facility; and

(b) (i) JPMorgan and Barclays will act as joint lead arrangers and bookrunners for the Term B Facility (acting in such capacities, the “Term Lead Arrangers” and, together with the ABL Lead Arrangers, the “Lead Arrangers”), (ii) JPMorgan Chase Bank will act as sole administrative agent for the Term B Facility (acting in such capacity, the “Term Administrative Agent”) and (iii) Barclays will act as sole syndication agent for the Term B Facility.

It is further agreed that JPMorgan will have “left” placement in any marketing materials or other documentation used in connection with the Credit Facilities and Barclays will have placement immediately to the “right” of JPMorgan in any marketing materials or other documentation used in connection with the Credit Facilities. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letters referred to below) will be paid in connection with the Credit Facilities unless you and we shall so reasonably agree; provided that no later than the date that is 15 business days after the date of your acceptance of this Commitment Letter you may appoint up to three additional co-documentation agents (each an “Additional Agent” and, collectively, the “Additional Agents”) in a manner and with economics determined by you in consultation with the Lead Arrangers (it being understood that, to the extent you appoint an Additional Agent, (v) the commitments of such Additional Agent (and any relevant affiliate) shall be allocated on a pro rata basis across each of the Credit Facilities and the commitments of the Initial Lenders in respect of the Credit Facilities will be reduced by the amount of the commitments of such Additional Agent (and any relevant affiliate), with such reduction allocated to reduce the commitments of the Initial Lenders on a pro rata basis among the Initial Lenders and on a pro rata basis across each of the Credit Facilities, (w) the economics awarded to such Additional Agent shall be in proportion to its commitments in respect of the Credit Facilities, (x) the Commitment Parties (as defined without giving effect to the joinder of any Additional Agent) shall have not less than 70% of the total economics for the Credit Facilities on the Closing Date, (y) no Additional Agent (nor any affiliate thereof) shall receive greater economics in respect of any Credit Facility than that received by any Commitment Party (as defined without giving effect to the joinder of any Additional Agent) together with its affiliates and (z) upon the execution by any Additional Agent (and any relevant affiliate) of customary joinder documentation, each such Additional Agent (and any relevant affiliate) shall thereafter constitute a “Commitment Party” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder).

3. Syndication

We intend to syndicate the Credit Facilities to a group of lenders identified by us in consultation with you (together with the Initial Lenders, the “Lenders”). The Commitment Parties intend to commence syndication efforts promptly, and you agree actively to assist (and to use your commercially reasonable efforts to cause the Target to actively assist) the Commitment Parties in completing a syndication satisfactory to the Commitment Parties. Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your, your affiliates’, the Target’s and the Target’s affiliates existing banking relationships (and your using commercially reasonable efforts to ensure the syndication efforts benefit from the Target’s existing banking relationships), (B) direct contact between your senior management and advisors and the proposed Lenders (and using your commercially reasonable efforts to ensure such contact between senior management of the Target and the proposed Lenders), (C) your preparing and providing to the Commitment Parties (and using commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the Purchase Agreement, to cause the Target to prepare and provide) all information with respect to you and your subsidiaries and the Target and its subsidiaries and the Acquisition, including all financial information and Projections (as defined below), as the Commitment Parties may reasonably request in connection with the arrangement and syndication of the Credit Facilities and your assistance (and using your commercially reasonable efforts to cause the Target to assist) in the preparation of one or

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more confidential information memoranda (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) your hosting, with the Commitment Parties, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and using your commercially reasonable efforts to cause the officers of the Target to be available for such meetings), (E) your using your commercially reasonable efforts to obtain (x) corporate credit and/or corporate family ratings for the Borrower and (y) ratings for the Credit Facilities from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) as soon as practicable and in any event prior to the commencement of syndication of the Credit Facilities, (F) your ensuring that there is no competing offering, placement, arrangement or syndication of any debt securities (other than as contemplated in the Arranger Fee Letter) or bank financing (other than the Credit Facilities) or announcement thereof by or on behalf of you and your subsidiaries and your using commercially reasonable efforts to ensure that there is no competing offering, placement, arrangement or syndication of any debt securities or bank financing or announcement thereof by or on behalf of the Target and its subsidiaries and (G) using your commercially reasonable efforts to ensure that the ABL Administrative Agent has sufficient access to the Borrower and its subsidiaries and the Target and its subsidiaries to conduct a commercial finance audit examination and appraisal of the inventory of the Borrower and its subsidiaries and the Target and its subsidiaries prior to the Closing Date. Upon the request of any Commitment Party, you will use your commercially reasonable efforts to cause the Target to furnish, for no fee, to such Commitment Party an electronic version of the Target’s and its subsidiaries’ corporate logos for use in marketing materials for the purpose of facilitating the syndication of the Credit Facilities (the “License”); provided, however, that the License shall be used solely for the purpose described above and in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Target and its subsidiaries; provided, further, that the License may not be assigned or transferred. Without limiting your obligations to assist with syndication efforts as set forth in this paragraph, we agree that we will not be released from our obligations set forth herein (including our obligation to fund the ABL Facility and the Term B Facility on the terms and conditions set forth in this Commitment Letter) in connection with any syndication or assignment to any Lender unless (A) (i) you have consented to such syndication or assignment in writing (such consent not to be unreasonably withheld or delayed) and (ii) any such Lender has entered into an amendment or joinder with respect to this Commitment Letter committing to provide a portion of the Credit Facilities (in which case our commitments hereunder shall be reduced at such time by an amount equal to the commitment assumed by such Lender) or (B) such Lender shall have entered into the applicable Credit Facilities Documentation and funded the portion of the Credit Facilities required to be funded by it on the Closing Date.

The Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You hereby acknowledge and agree that the Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and in no event shall the Commitment Parties be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby.

At the request of the Commitment Parties, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you and your affiliates, the Target and its subsidiaries and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Target and its subsidiaries, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Target or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a

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minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”). You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to the Credit Facilities, (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Credit Facilities may be distributed to Public Side Lenders. You acknowledge that Commitment Party public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (D) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Credit Facilities has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Credit Facilities to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof or other Public Information, representing that it only contains Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you, the Target and us with respect to any use thereof and of any related Information Materials by the recipients thereof.

4. Information

You hereby represent and warrant that (with respect to any information relating to the Target and its subsidiaries, to your knowledge) (a) all information (including all Information Materials), other than the Projections and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date and thereafter until completion of our syndication efforts, you become aware that any of the representations in the preceding sentence would be incorrect if such Information or Projections were furnished at such time and such representations were remade, in any material respect, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representations when remade would be correct, in all material respects, under those circumstances. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

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5. Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Arranger Fee Letter dated the date hereof and delivered herewith (the “Arranger Fee Letter”) and the Administrative Agent Fee Letter dated the date hereof and delivered herewith (the “Administrative Agent Fee Letter”; and together with the Arranger Fee Letter, the “Fee Letters”) on the terms and subject to the conditions set forth therein.

6. Conditions

Each Commitment Party’s commitments and agreements hereunder are subject to the conditions set forth in this Section 6, in Exhibit D, in Exhibit B under the heading “CERTAIN CONDITIONS – Initial Conditions” and in Exhibit C under the heading “CERTAIN CONDITIONS – Conditions Precedent” (as applicable).

Notwithstanding anything in this Commitment Letter, the Fee Letters or the Credit Facilities Documentation to the contrary (a) the only representations relating to you and your subsidiaries and the Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be (i) such of the representations made by and on behalf of the Target in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to your obligations (or the obligations of the Purchaser) to close under the Purchase Agreement or you (or the Purchaser) has the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate your (or its) obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Credit Facilities Documentation shall be in a form such that they do not impair availability or funding of the Credit Facilities on the Closing Date if the conditions set forth in this paragraph 6 and Exhibit D to this Commitment Letter are satisfied (or waived by the Commitment Parties) (it being understood that, to the extent any Collateral (including the grant or perfection of any security interest) referred to in the Term Sheets is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in Collateral with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or (ii) in capital stock of U.S. subsidiaries that constitutes Collateral with respect to which a lien may be perfected by the delivery of a stock certificate) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of such Collateral shall not constitute a condition precedent to the availability or funding of the Credit Facilities on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors referred to in the Term Sheets relating to corporate existence and qualification; power and authority to enter into the Credit Facilities Documentation; due authorization, execution and delivery of, and enforceability of, the Credit Facilities Documentation; effectiveness, validity and perfection of liens in the Collateral under the security documents (subject to the limitations set forth in the preceding sentence and permitted liens as provided in the applicable Credit Facilities Documentation); no conflicts with organizational documents and material debt agreements; use of proceeds; Investment Company Act; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit D); Federal Reserve margin regulations; the Patriot Act; OFAC; FCPA; and the Investment Company Act. Notwithstanding anything in this Commitment Letter or the Fee Letters to the contrary, the only conditions to availability of the Credit Facilities on the Closing Date are set forth in each of the relevant Term Sheets under the heading “CERTAIN CONDITIONS–

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Initial Conditions” (in the case of Exhibit B) or “CERTAIN CONDITIONS” (in the case of Exhibit C) and in Exhibit D. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

7. Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Credit Facilities, the use of the proceeds thereof or the Acquisition and the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from (i) the willful misconduct or gross negligence of such indemnified person or its control affiliates, directors, officers or employees (collectively, the “Related Parties”), (ii) a material breach in bad faith of the obligations of such indemnified person or any of its affiliates under this Commitment Letter, the Fee Letters or the Credit Facilities Documentation or (iii) disputes that are brought by an indemnified person against any other indemnified person (other than any claims against any arranger, bookrunner or agent in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to the Credit Facilities) to the extent such disputes do not arise from any act or omission of you or any of your affiliates and (b) regardless of whether the Closing Date occurs, to reimburse each Commitment Party and its affiliates for all reasonable and documented out-of-pocket expenses that have been invoiced prior to the Closing Date or following termination or expiration of the commitments hereunder (including due diligence expenses, syndication expenses, travel expenses, and the reasonable fees, charges and disbursements of (x) the external counsel identified in the Term Sheets and (y) with respect to fees, charges and disbursements incurred prior to the date hereof, a single external counsel of Barclays) incurred in connection with each of the Credit Facilities and any related documentation (including this Commitment Letter and the Credit Facilities Documentation) or the administration, amendment, modification or waiver thereof. It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment to the Credit Facilities on a several, and not joint, basis with any other Commitment Party. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person (or any of its Related Parties). None of the indemnified persons or you, the Target or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Credit Facilities or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations in respect of any such damages incurred or paid by an indemnified person to a third party.

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8. Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party (or an affiliate) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Target, your or their respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, each Commitment Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and each Commitment Party and its affiliates will not furnish any such information to any of their other customers. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

The Borrower agrees that it will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by such Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby. The Borrower acknowledges and agrees that, as a Lead Arranger, neither JPMorgan nor Barclays is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and no Lead Arranger shall have any responsibility or liability to the Borrower with respect thereto. Any review by a Lead Arranger of the Borrower, the Target, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Lead Arranger and its lending affiliates, and shall not be on behalf of the Borrower. It is understood that this paragraph shall not apply to or modify or otherwise affect any arrangement with any financial advisor separately retained by you or any of your affiliates in connection with the Acquisition, in its capacity as such.

9. Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, attorneys, accountants, agents and advisors and those of the Target and its subsidiaries and the Target itself, in each case on a confidential and need-to-know basis (provided that any disclosure of the Fee Letters or its terms or substance to the Target or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted in a manner reasonably satisfactory to the applicable Commitment Parties), (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to use commercially reasonable efforts to inform us promptly in advance thereof), (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed in any syndication or other marketing material in connection with the Credit Facilities or in connection with any public filing requirement, and (d) the Term Sheets may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition and the Credit Facilities.

The Commitment Parties shall use all nonpublic information received by them in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the

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subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial or administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall use commercially reasonable efforts to promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates, (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Acquisition and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter and (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

10. Miscellaneous

This Commitment Letter shall not be assignable by you (except to one or more of your subsidiaries immediately prior to or otherwise substantially concurrently with the consummation of the Acquisition) without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided that the laws of the State of Delaware shall govern in determining (i) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred, (ii) the accuracy of any Purchase Agreement Representation and whether as a result of any inaccuracy thereof, a condition to your obligations (or the obligations of the Purchaser) to close under the Purchase Agreement has not been met or you (or the Purchaser) have the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate your (or its) obligations under the Purchase Agreement and (iii)

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whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement (in each case without regard to its rules of conflicts of law).

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, fee, expense, jurisdiction, syndication and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of information and representations with respect thereto) and (b) confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Credit Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to JPMorgan executed counterparts of this Commitment Letter and the Fee Letters not later than 9:00 p.m., New York City time, on September 21, 2014. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Credit Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means the earliest of (i) the date that is nine months after the date hereof (the “Commitment Outside Date”); provided that (x) if on the Commitment Outside Date one or more conditions to the closing of the Acquisition set forth in Section 7.01(b), 7.01(d) or 7.01(c) of the Purchase Agreement (but for purposes of Section 7.01(c) of the Purchase Agreement only if such restraint or prohibition is attributable to an Antitrust Law (as defined in the Purchase Agreement as of the date hereof) or Exon-Florio (as defined in the Purchase Agreement as of the date hereof) or otherwise seeking approval under an Antitrust Law (as defined in the Purchase Agreement as of the date hereof) or CFIUS Approval (as defined in the Purchase Agreement as of the date hereof)) shall not have been fulfilled, but all other conditions to the closing of the Acquisition shall be or shall be capable of being fulfilled and (y) the Outside Date (as defined in the Purchase Agreement as of the date hereof) is extended pursuant to the

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Purchase Agreement for a period of up to three additional months, then the Commitment Outside Date shall be extended to match the new Outside Date under the Purchase Agreement, (ii) the closing of the Acquisition (x) in the case of the ABL Facility, without the use of the ABL Facility (it being agreed that no borrowings thereunder shall be required as of the Closing Date) or (y) in the case of the Term B Facility, without the use of the Term B Facility and (iii) the termination of the Purchase Agreement prior to closing of the Acquisition.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Jeff Bailard
Name: Jeff Bailard
Title: Executive Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Gregory Spier
Name: Gregory Spier
Title: Managing Director

BARCLAYS BANK PLC

By:	/s/ Christina Park
Name: Christina Park
Title: Managing Director

Commitment Letter Signature Page

Accepted and agreed to as of the date first written above:

TTM TECHNOLOGIES, INC.

By:	/s/ Thomas T. Edman
Name: Thomas T. Edman
Title: President and Chief Executive Officer

Commitment Letter Signature Page

EXHIBIT A

PROJECT VECTOR

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B, C and D thereto.

TTM Technologies, Inc. (the “Borrower”) intends to acquire (the “Acquisition”) the company identified to us as “Vector” (the “Target”) through a merger transaction, pursuant to an Agreement and Plan of Merger (together with all exhibits, schedules and disclosure letters thereto, the “Purchase Agreement”) dated as of September 21, 2014 among the Target, a newly formed subsidiary of the Borrower (the “Purchaser”) and the Borrower. In connection therewith, it is intended that:

(a)        The Borrower will obtain a senior secured asset-based revolving facility (the “ABL Facility”) in an aggregate amount of $150 million, as described in Exhibit B.

(b)        The Borrower will obtain a senior secured term loan B facility (the “Term B Facility” and together with the ABL Facility, the “Credit Facilities”) in an aggregate amount of $1,115 million, as described in Exhibit C.

(c)        The proceeds of the Credit Facilities on the Closing Date will be applied (i) to refinance certain existing indebtedness of the Target (including the Target’s 7.875% Senior Secured Notes due 2019), (ii) to refinance certain existing indebtedness of the Borrower (including the Facility Agreement, dated September 14, 2012, consisting of a $370 million senior secured term loan, a $90 million senior secured revolving loan and a secured $80 million letter of credit facility (such letter of credit facility, the “Hong Kong LC Facility”)); provided that the Hong Kong LC Facility will be amended, refinanced or otherwise replaced on terms mutually agreeable to the Borrower and the Commitment Parties (such amended, refinanced or replacement facility, the “Hong Kong Replacement LC Facility”), (iii) to pay the cash consideration for the Acquisition and (iv) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Exhibit D and the initial funding of the relevant Credit Facilities.

EXHIBIT B

PROJECT VECTOR

$150 million

ABL Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the ABL Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibits A, C and D attached thereto.

1. PARTIES

Borrower:	TTM Technologies, Inc. (the “Borrower”).

Guarantors:	Each of the Borrower’s direct and indirect, existing and future, wholly-owned domestic subsidiaries, including the Target (collectively, the “Guarantors”; together with the Borrower, the “Loan Parties”).

Lead Arrangers and Bookrunners:	J.P. Morgan Securities LLC and Barclays Bank PLC (in such capacities, the “ABL Lead Arrangers”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and in such capacity, the “ABL Administrative Agent”).

Syndication Agent:	Barclays Bank PLC.

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the ABL Lead Arrangers (collectively, the “Lenders”).

2. ABL FACILITY

A. ABL Facility

Type and Amount:	A five-year asset-based revolving facility (the “ABL Facility”; the commitments thereunder, the “ABL Commitments”) in the amount of $150 million (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “ABL Loans”).

Availability and Maturity:	The ABL Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “ABL Termination Date”). The ABL Commitments will expire, and the ABL Loans will mature, on the ABL Termination Date.

Availability (as defined below) under the ABL Facility will be subject to the Borrowing Base referred to below. “Availability” means, at any time, an amount equal to (i) the lesser of the aggregate ABL Commitments and the Borrowing Base minus the sum of (a) the aggregate outstanding amount of ABL Loans plus (b) the sum of (i) the undrawn amount of outstanding Letters of Credit and (ii) unreimbursed drawings in respect of Letters of Credit.

The Borrower will use commercially reasonable efforts to deliver at its expense an inventory appraisal and field examination reasonably satisfactory to the ABL Administrative Agent prior to the Closing Date; provided, however, that (i) in the event that one or both documents cannot be completed and delivered on or before such date, for the period from the Closing Date until the 90th day after the Closing Date (or such earlier date on which the Borrower delivers a satisfactory inventory appraisal and field examination) or (ii) in any event for purposes of the Borrowing Base Certificate (as defined below) to be delivered on or prior to the Closing Date, the Borrowing Base shall be $75 million (the “Initial Borrowing Base”); provided, further, that the Borrower shall cause an initial inventory appraisal and field examination in form and substance reasonably satisfactory to the ABL Administrative Agent to be delivered to the ABL Administrative Agent no later than 90 days after the Closing Date.

Subject to the three immediately preceding paragraphs, the ABL Facility will be available on the Closing Date to fund any OID or upfront fees required to be funded in connection with the exercise of flex contained in the Arranger Fee Letter (“Flex OID”); provided that after giving effect to any such use of the ABL Facility, together with any portion of the ABL Facility used on the Closing Date for letters of credit or to cash collateralize existing letters of credit, Availability shall be not less than 12.5% of the ABL Commitments then in effect.

Letters of Credit:	A portion of the ABL Facility not in excess of $100 million shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMorgan Chase Bank or other Lenders reasonably satisfactory to the Borrower (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the Issuing Lender and (b) five business days prior to the ABL Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of

ABL Loans) within one business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the ABL Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Swingline Loans:	A portion of the ABL Facility not in excess of $30 million shall be available for swingline loans (the “Swingline Loans”) from JPMorgan Chase Bank and other Lenders reasonably acceptable to the Borrower (the “Swingline Lenders”); provided that in no event will the Swingline Loans of any Swingline Lender, together with its ABL Loans and participating interests in Letters of Credit (each in its capacity as a Lender), exceed its ABL Commitments. Any Swingline Loans will (a) reduce availability under the ABL Facility on a dollar-for-dollar basis and (b) reduce the available ABL Commitments of the applicable Swingline Lender (in its capacity as a Lender) on a dollar-for-dollar basis. Each Lender under the ABL Facility shall be irrevocably and unconditionally required to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis. Swingline Loans shall be repaid on the earlier of the fifth business day after the making of such Swingline Loan and the ABL Termination Date; provided that on each date that an ABL Loan is made, the Borrower shall repay all Swingline Loans then outstanding.

Borrowing Base:	The “Borrowing Base” will equal the sum of (a) 85% of each Loan Party’s eligible accounts receivable (including a sublimit for eligible foreign accounts receivable in an amount equal to the lesser of $30 million and 85% of eligible foreign accounts receivable) plus (b) 85% of the net orderly liquidation value percentage identified in the most recent inventory appraisal determined by an appraiser ordered by the ABL Administrative Agent multiplied by each Loan Party’s eligible inventory located in the United States and Canada minus (c) reserves established by the ABL Administrative Agent in its Permitted Discretion. “Permitted Discretion” means in respect of the adjustment of eligibility criteria and (without duplication) reserves with respect to the Borrowing Base collateral, a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower and in accordance with customary business practices for asset-based transactions.

The Borrowing Base will be computed by the Borrower monthly and a certificate presenting the Borrower’s computation of the Borrower Base (a “Borrowing Base Certificate”) will be delivered to the ABL Administrative Agent promptly, but in no event later than the 20th business day following the end of each calendar month; provided, however, that during a continuance of a Specified Default for 30 consecutive business days, the Borrower will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis until the date on which such Specified Default is cured or waived or no longer continuing.

Eligibility:	The definition of eligible accounts receivable and eligible inventory will be determined by the ABL Administrative Agent in its Permitted Discretion; provided that eligible inventory shall only include inventory owned by a Loan Party and located in the United States or Canada. In addition, the ABL Administrative Agent will retain the right, from time to time, in its Permitted Discretion, to establish additional standards of eligibility and reserves against eligibility and to adjust reserves.

Use of Proceeds:	The proceeds of the ABL Loans shall be used to finance the working capital needs and general corporate purposes of the Borrower and its subsidiaries, including (x) on the Closing Date to fund Flex OID as contemplated under the heading “Availability and Maturity” above and (y) thereafter, up to $10 million for Permitted Acquisitions (to be defined in a manner to be reasonably and mutually agreed), as well as capital expenditures, investments and other transactions not prohibited by the ABL Credit Documentation.

B. Increase in ABL Commitments:	The ABL Credit Documentation will permit the Borrower to increase commitments under the ABL Facility (any such increase, an “Incremental ABL Facility”; in an aggregate principal amount of up to $50 million by obtaining additional commitments from one or more Lenders or, with the consent of the ABL Administrative Agent, but without the consent of any other Lenders, from other entities.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	ABL Loans may be prepaid and ABL Commitments may be reduced, in whole or in part without premium or penalty, in minimum amounts to be agreed, at the option of the Borrower at any time upon one day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I hereto), three days’) prior notice, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

Mandatory Prepayments:	If at any time the aggregate amount of outstanding ABL Loans, unreimbursed Letter of Credit drawings and undrawn Letters of Credit exceeds the lesser of the aggregate ABL Commitments and the Borrowing Base, the ABL Credit Documentation will require a prepayment of amounts outstanding under the ABL Facility (without a concurrent reduction of the ABL Commitments) and cash collateralization of outstanding Letters of Credit in the amount of such excess.

4. COLLATERAL

Collateral:	The ABL Facility will be secured by the collateral which secures the Term B Facility. The liens securing the ABL Facility will be first priority in the case of the ABL Priority Collateral (as defined below).

“Term Priority Collateral” shall mean all Collateral securing the Term Loans other than ABL Priority Collateral.

“ABL Priority Collateral” shall mean all of the present and after acquired cash, accounts receivable and inventory of the Loan Parties and proceeds of the foregoing (other than any such items constituting foreign assets (other than Canadian assets of the Loan Parties included in the Borrowing Base and foreign accounts receivable billed out of the United States), proceeds arising from the sale or disposition of Term Priority Collateral and cash on deposit in trust accounts, payroll accounts and escrow accounts).

The ABL Priority Collateral will also secure bank products (including ACH transactions, credit card transactions and cash management services) owing to the ABL Administrative Agent or any Lender or its affiliates and swap agreements owing to the ABL Administrative Agent or any Lender or its affiliates.

The lien priority, relative rights and other creditors’ rights issues in respect of the ABL Facility and the Term B Facility shall be subject to an intercreditor agreement reasonably satisfactory to the ABL Administrative Agent (the “Intercreditor Agreement”).

5. CERTAIN CONDITIONS

Initial Conditions:	The availability of the ABL Facility on the Closing Date will be subject only to (a) the conditions precedent set forth in Section 6 of the Commitment Letter and in Exhibit D, and (b) the accuracy in all material respects (and in all respects if qualified by materiality) of the representations and warranties in the ABL Credit Documentation (subject to the Limited Conditionality Provision).

On-Going Conditions:	After the Closing Date, the making of each ABL Loan and the issuance of each Letter of Credit shall be conditioned upon (a) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the definitive documentation for the ABL Facility and (b) there being no default or event of default in existence at the time of, or after giving effect to, such extension of credit.

6. DOCUMENTATION

ABL Credit Documentation:	The definitive documentation for the ABL Facility (the “ABL Credit Documentation”) (i) shall be based upon senior secured asset-based revolving credit facilities for similar borrowers with appropriate modifications to baskets and materiality thresholds to reflect the size, leverage and ratings of the Borrower after giving effect to the Acquisition, (ii) shall contain the terms and conditions set forth in this Term Sheet, (iii) shall reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries and practices and (iv) shall reflect the customary agency and operational requirements of the ABL Administrative Agent (collectively, the “ABL Documentation Standard”), in each case, subject to the Limited Conditionality Provision. The ABL Credit Documentation shall, subject to the “flex” provisions contained in the Arranger Fee Letter, contain only those conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Term Sheet, in each case, applicable to the Borrower and its subsidiaries and, subject to the ABL Documentation Standard and certain other limitations as set forth herein, with standards, qualifications, exceptions and grace and cure periods consistent with the ABL Documentation Standard.

Financial Covenants:	Limited to a minimum fixed charge coverage ratio (subject to the succeeding paragraph, to be defined in the ABL Credit Documentation in a manner to be agreed) of not less than 1.0:1.0, to be tested at the end of the most recently ended four fiscal quarters for which financial statements have been or are required to be delivered but only at any time that (i) Availability is less than or equal to 10% of the ABL Commitments and on the last day of each subsequent fiscal quarter ending thereafter and prior to the date on which Availability has exceeded 10% of the ABL Commitments for at least 30 consecutive days or (ii) a Specified Event of Default (as defined below) has occurred and on the last day of each subsequent fiscal quarter ending thereafter and prior to the date on which such Specified Event of Default is no longer continuing (the period during which the financial covenant is tested, the “Financial Covenant Compliance Period”).

In calculating the fixed charge coverage ratio and leverage ratios, the EBITDA component of such calculation shall provide addbacks for (i) fees and expenses related to the issuance of debt or equity, Permitted Acquisitions, permitted investments and permitted dispositions, (ii) losses or expenses that are extraordinary, unusual or non-recurring, (iii) restructuring charges, accruals, reserves and business optimization expenses and (iv) net cost savings, operating expense reductions and synergies projected to be realized as a result of actions taken or to be taken within 12 months of the applicable transaction that are reasonably identifiable and factually supportable, not to exceed 20% of EBITDA in any 12-month period.

Representations and Warranties:	Limited to financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of ABL Credit Documentation; no material conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act; anti-corruption laws, bribery and sanctions; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests; solvency; and priority of liens securing the ABL Facility. The representations and warranties shall be substantially consistent with those contained in the Term B Facility other than those which are specific to the ABL Facility.

Affirmative Covenants:	Limited to delivery of quarterly and annual financial statements (provided that monthly financial statements shall be required in the event that Availability is less than 12.5% of the ABL Commitments then in effect for a period of five consecutive business days or a Specified Event of Default has occurred and is continuing), reports, accountants’ letters, projections, officers’ certificates (including calculations of the financial covenant irrespective of whether a Financial Covenant Compliance Period is then in effect), monthly collateral reporting (including agings and inventory reports and monthly borrowing base certificates) and other information requested by the Lenders (provided that, all collateral reporting will be delivered on a weekly basis in the event that Availability is less than or equal to 12.5% of the ABL Commitments then in effect for a period of five consecutive business days or a Specified Event of Default has occurred and is continuing); payment of taxes and other material obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of policies and procedures designed to ensure compliance with anti-corruption, bribery and sanctions laws; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; field examinations and inventory appraisals; notices of defaults, litigation and other material events; compliance with environmental laws; ERISA;

deposit accounts; and further assurances (including, without limitation, with respect to security interests in after-acquired property). The affirmative covenants shall be substantially consistent with those contained in the Term B Facility other than those which are specific to the ABL Facility.

Negative Covenants:	Limitations on: indebtedness (including guarantee obligations and preferred stock of subsidiaries but excluding the Hong Kong Replacement LC Facility); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; provided that restricted payments will be permitted without limitation upon satisfaction of the Payment Conditions and other customary conditions (as defined below); acquisitions, investments, loans and advances; provided that Permitted Acquisitions and investments will be permitted without limitation upon satisfaction of the Payment Conditions; prepayments and modifications of subordinated, junior lien and other material debt instruments (including the Borrower’s 1.75% convertible senior notes due 2020 (the “Convertible Notes”)); transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements; negative pledge clauses and clauses restricting subsidiary distributions; changes in lines of business; amendments to the Purchase Agreement and other transaction documents; and use of proceeds in compliance with anti-corruption, bribery and sanctions laws. The negative covenants shall be substantially consistent with those contained in the Term B Facility other than those which are specific to the ABL Facility.

“Payment Conditions” means (a) no Specified Event of Default has occurred and is continuing and (b) (i) after giving effect to the proposed event as if it occurred on the first day of the Pro Forma Period, pro forma Availability greater than 20% of the aggregate ABL Commitments at all times during the Pro Forma Period, or (ii) after giving effect to the proposed event as if it occurred on the first day of the Pro Forma Period, (A) pro forma Availability at all times during the Pro Forma Period greater than 15% of the aggregate ABL Commitments and (B) a fixed charge coverage ratio greater than 1.0 :1.0.

“Pro Forma Period” means the period commencing 90 days prior to the date an event is proposed by the Borrower to occur.

“Specified Event of Default” means the occurrence of any payment or bankruptcy default, an event of default arising from the failure to deliver, or material inaccuracy of, any Borrowing Base certificates and failure to comply with the cash management requirements.

Cash Dominion:	The Borrower and its subsidiaries will be subject to cash dominion for the life of the ABL Facility. Funds deposited into any material, domestic depository account will be swept on a daily basis into a blocked account with the ABL Administrative Agent (provided that so long as no Cash Dominion Period (as defined below) is in effect or a Specified Event of Default has occurred and is continuing, collections which are received into the blocked account with the ABL Administrative Agent shall be deposited into the Borrower’s operating account rather than being used to reduce amounts owing under the ABL Facility). The ABL Administrative Agent or another Lender or a bank acceptable to the ABL Administrative Agent shall be the Borrower’s principal depository and disbursement bank. The appropriate documentation, including blocked account and/or lockbox agreements acceptable to the ABL Administrative Agent, will be required for all depository accounts of the Borrower and its subsidiaries and will be implemented as promptly as possible following the Closing Date.

“Cash Dominion Period” means any period commencing (a) on the fifth consecutive business day on which Availability is less than or equal to 12.5% of the ABL Commitments and ending on the date on which Availability is greater than 12.5% of the ABL Commitments for 30 consecutive days or (b) upon the occurrence of a Specified Event of Default and ending when no Specified Event of Default is continuing.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period to be reasonably and mutually agreed); cross-default to material indebtedness (including the Term B Facility); bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document or subordination or intercreditor provisions or non-perfection of any security interest; and a change of control (the definition of which is to be agreed). The Events of Default shall be substantially consistent with those contained in the Term B Facility other than those which are specific to the ABL Facility.

Voting:	Amendments and waivers with respect to the ABL Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the ABL Commitments (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral and (iii) releases of all or substantially all of the Guarantors and (c) increases to the advance rates set forth in the definition of Borrowing Base and changes to the eligibility criteria applicable to the Borrowing Base which have the effect of increasing availability thereunder shall require the approval of Lenders holding more than 66 2/3% of the ABL Commitments.

The ABL Credit Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

Assignments and Participations:	The Lenders shall be permitted to assign (other than to a Disqualified Lender (as defined below)) all or a portion of their ABL Loans and ABL Commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing, provided such consent shall be deemed given if the Borrower has not responded within 10 business days following written notice, (b) the ABL Administrative Agent, and (c) any Issuing Lender with significant exposure. In the case of a partial assignment (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower and the ABL Administrative Agent. The ABL Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment. The Lenders shall also be permitted to sell participations in their ABL Loans. Participants shall have the same benefits as the selling Lenders with respect to yield protection and increased cost provisions, subject to customary limitations. Voting rights of a participant shall be limited to those matters set forth in clause (a) of the preceding paragraph with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of ABL Loans in accordance with applicable law shall be permitted without restriction.

“Disqualified Lenders” means (a) competitors of the Borrower and its subsidiaries reasonably acceptable to the ABL Administrative Agent (or the Term Administrative Agent, as applicable) from time to time and (b) certain banks, financial institutions, other institutional lenders and other entities that have been specified to the Lead Arrangers by the Borrower in writing prior to the Closing Date and are reasonably acceptable to the Lead Arrangers. The list of Disqualified Lenders shall be made available to the Lenders.

No assignment or participation may be made or sold to the Borrower or any of its affiliates.

Field Examinations:	Field examinations will be conducted on an ongoing basis at regular intervals at the discretion of the ABL Administrative Agent to ensure the adequacy of Borrowing Base collateral and related reporting and control systems. No more than one field examination per year will be conducted; provided that one additional field examination may be performed if Availability is less than or equal to 20% of the ABL Commitments for a period of five consecutive business days; provided further, that there shall be no limitation on the number or frequency of field examinations if a Specified Event of Default shall have occurred and be continuing. Each such field examination shall be at the Borrower’s expense and in a form reasonably satisfactory to the ABL Administrative Agent.

Inventory Appraisals:	Inventory appraisals will be conducted on an ongoing basis at regular intervals at the discretion of the ABL Administrative Agent. No more than one inventory appraisal per year will be conducted; provided that one additional inventory appraisal may be performed if Availability is less than or equal to 20% of the ABL Commitments for a period of five consecutive business days; provided further, that there shall be no limitation on the number or frequency of inventory appraisals if a Specified Event of Default shall have occurred and be continuing. Each such inventory appraisal shall be at the Borrower’s expense and in a form reasonably satisfactory to the ABL Administrative Agent.

Yield Protection:	The ABL Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes (including appropriate gross-up provisions) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in

Annex I) on a day other than the last day of an interest period with respect thereto.

Defaulting Lenders:	The ABL Credit Documentation shall contain provisions relating to “defaulting” Lenders (including provisions relating to reallocation of participations in, or the Borrower providing cash collateral to support, Swingline Loans or Letters of Credit, to the suspension of voting rights and rights to receive certain fees, and to assignment of the ABL Commitments or Loans of such Lenders).

Expenses and Indemnification:	Regardless of whether the Closing Date occurs, the Borrower shall pay (a) all reasonable out-of-pocket expenses of the ABL Administrative Agent and the ABL Lead Arrangers associated with the syndication of the ABL Facility and the preparation, execution, delivery and administration of the ABL Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction), (b) all out-of-pocket expenses of the ABL Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the ABL Credit Documentation and (c) reasonable out-of-pocket fees and expenses associated with collateral monitoring, collateral reviews (including field examination fees) and appraisals, environmental reviews and fees and expenses of other advisors and professionals engaged by the ABL Administrative Agent or (prior to the Closing Date) the ABL Lead Arrangers.

The ABL Administrative Agent, the ABL Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from (x) the gross negligence or willful misconduct of the relevant indemnified person (or its related parties) or (y) a material breach in bad faith by such indemnified party of its obligations under the ABL Credit Documentation pursuant to a claim initiated by the Borrower.

Governing Law and Forum:	New York.

Counsel to the ABL Administrative Agent:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin; provided that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month appearing on the Reuters Screen LIBOR01 Page (but in no event less than zero) plus 1.00%.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities, if any) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on the Reuters Screen LIBOR01 Page or LIBOR02 Page published by Reuters (as such rate is administered by ICE Benchmark Association), but in no event less than zero.

“Applicable Margin” means 0.75% in the case of ABR Loans and 1.75% in the case of Eurodollar Loans, subject to adjustment in accordance with the Pricing Grid (as defined below).

“ABR Loans” means Loans bearing interest based upon the ABR.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears, on the first day of each calendar quarter.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at a rate per annum equal to 0.375% on the average daily unused portion of the ABL Facility through the first two full fiscal quarters after the Closing Date and, thereafter, 0.25% so long as the average daily unused portion of the ABL Facility is less than 50%. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the ABL Facility.

Pricing Grid:	Commencing two full fiscal quarters after the Closing Date, the Applicable Margins will be subject to pricing adjustment as set forth in the Pricing Grid attached hereto as Annex I-A.

Letter of Credit Fees:	The Borrower shall pay a fee on the face amount of each Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the ABL Facility. Such fee shall be shared ratably among the Lenders participating in the ABL Facility and shall be payable quarterly in arrears.

A fronting fee in an amount equal to 0.125% of the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when the Borrower is in default in the payment of any amount under the ABL Facility, after giving effect to any applicable grace period, all outstanding amounts under the ABL Facility shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to ABL Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

B-I-2

Annex I-A to Exhibit B

Level	Availability	Eurodollar Applicable Margin	ABR Applicable Margin
Level I	> 66%	1.50%	0.50%
Level II	≤ 66% but > 33%	1.75%	0.75%
Level III	≤ 33%	2.00%	1.00%

The applicable margins and fees shall be determined in accordance with the foregoing table based on the most recent Borrowing Base certificate delivered pursuant to the ABL Credit Documentation. Adjustment, if any, to the applicable margins and fees shall be effective three business days the ABL Administrative Agent has received the applicable Borrowing Base certificate. If the Borrower fails to deliver the Borrowing Base certificate to the ABL Administrative Agent at the time required pursuant to the ABL Credit Documentation, then the applicable margins and fees shall be the highest applicable margin and fees set forth in the foregoing table until the date that such Borrowing Base certificate is so delivered.

EXHIBIT C

PROJECT VECTOR

$1,115 million

Term B Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Term B Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A, B and D attached thereto.

1. PARTIES

Borrower:	TTM Technologies, Inc. (the “Borrower”).

Guarantors:	Each of the Borrower’s direct and indirect, existing and future, wholly-owned domestic subsidiaries, including the Target (collectively, the “Guarantors”; together with the Borrower, the “Loan Parties”).

Lead Arrangers and Bookrunners:	J.P. Morgan Securities LLC and Barclays Bank PLC (in such capacity, the “Term Lead Arrangers”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “Term Administrative Agent”).

Syndication Agent:	Barclays Bank PLC.

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Term Lead Arrangers (collectively, the “Lenders”).

2. TERM B FACILITY

A. Term B Facility

Type and Amount:	A seven-year term loan B facility (the “Term B Facility”) in the amount of $1,115 million (the loans thereunder, the “Term B Loans”; together with term loans under the Incremental Term Facilities, the “Term Loans”).

Maturity and Amortization:	The Term B Loans will mature on the date that is seven years after the Closing Date (the “Term B Maturity Date”).

The Term B Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1% of the original amount of the Term B Facility. The balance of the Term B Loans will be repayable on the Term B Maturity Date.

Availability:	The Term B Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Term B Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Term B Loans will be used to finance in part the Transactions.

B. Incremental Facility:	The Term B Credit Documentation (as defined below) will permit the Borrower to add one or more incremental term loan facilities to the Term B Facility (each, an “Incremental Term Facility”); provided that (i) no Lender will be required to participate in any such Incremental Term Facility, (ii) the loans under any such Incremental Term Facility shall rank pari passu in right of payment and security with the Term B Facility, (iii) no event of default or default exists or would exist after giving effect thereto, (iii) the aggregate principal amount of the Incremental Term Facilities shall not exceed (a) $300 million and (b) a greater amount if on a pro forma basis after giving effect to the incurrence of any such Incremental Term Facility, the Consolidated Secured Leverage Ratio (to be calculated on a net debt basis and otherwise to be defined in a manner to be mutually agreed and with the EBITDA component to include the addbacks set forth in Exhibit B) of the Borrower is no greater than 2.5:1.0, (iv) the representations and warranties in the Term B Credit Documentation shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Facility, (v) the maturity date and weighted average life to maturity of any such Incremental Term Facility shall be no earlier than the maturity date and weighted average life to maturity, respectively, of the Term Loan Facility, (vi) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any Incremental Term Facility will not be more than 0.50% higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the existing Term B Facility, unless the interest rate margins with respect to the existing Term Loan Facility is increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Facility and the corresponding all-in yield on the existing Term B Facility minus 0.50% and (vii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided, further that, to the extent such terms and documentation are not consistent with the Term B Facility (except to the extent permitted by clause (v) or (vi) above), they shall be reasonably satisfactory to the Term Administrative Agent. The proceeds of the Incremental Term Facility shall be used for general corporate purposes of the Borrower and its subsidiaries, including permitted acquisitions, investments and other uses not prohibited by the Term B Credit Documentation.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid, in whole or in part without premium or penalty (except as provided below), in minimum amounts to be reasonably and mutually agreed, at the option of the Borrower at any time upon one day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I hereto), three days’) prior notice, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the Term Loans shall be applied as directed by the Borrower.

Any (a) voluntary prepayment of the Term Loans using proceeds of indebtedness incurred by the Borrower or any of its subsidiaries from a substantially concurrent incurrence of indebtedness for which the all-in yield (calculated as described under “Incremental Facility” above) on the date of such prepayment is lower than the all-in yield on the date of such prepayment with respect to the Term B Loans on the date of such prepayment and (b) repricing of the Term B Loans pursuant to an amendment to the Term B Credit Documentation resulting in the all-in yield thereon on the date of such amendment being lower than the all-in yield on the date immediately prior to such amendment with respect to the Term Loans on the date immediately prior to such amendment shall be accompanied by a prepayment fee equal to 1.0% of the aggregate principal amount of such prepayment (or, in the case of clause (b) above, of the aggregate amount of Term B Loans outstanding immediately prior to such amendment) if made on or prior to the six-month anniversary of the Closing Date.

Mandatory Prepayments:	Mandatory prepayments of Term Loans shall be required from:

(a) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Borrower and its subsidiaries (subject to exceptions and reinvestment rights to be reasonably and mutually agreed);

(b) 100% of the net cash proceeds from issuances or incurrences of debt by the Borrower and its subsidiaries (other than indebtedness permitted by the Term B Credit Documentation);

(c) 50% (with stepdowns to 25% and 0% when the Consolidated Secured Leverage Ratio (to be defined in a manner to be agreed) is less than 2.5:1.0 and 2.0:1.0, respectively, of annual Excess Cash Flow (subject to the succeeding paragraph, to be defined in a manner to be reasonably and mutually agreed) of the Borrower and its subsidiaries; provided that any voluntary prepayments of Term Loans during a fiscal year, other than prepayments funded with the proceeds of indebtedness, shall be credited against Excess Cash Flow prepayment obligations for such fiscal year on a dollar-for-dollar basis.

“Excess Cash Flow” shall be defined to mean consolidated net income, plus or minus adjustments, with such adjustments to include changes in working capital items and deductions (except (as reasonably and mutually agreed) to the extent funded by debt or equity) for (i) capital expenditures, (ii) scheduled principal and voluntary repayments of funded debt (other than revolving loans unless accompanied by a corresponding reduction in revolving commitments and voluntary prepayments of the Term Loans), (iii) interest expense, (iv) taxes and (v) Permitted Acquisitions and other permitted investments.

Each mandatory prepayment of Term Loans shall be applied as directed by the Borrower (and if not so directed, in direct order of maturity).

Notwithstanding the foregoing, mandatory prepayments made pursuant to clauses (a) and (c) above shall be limited to the extent that the Borrower determines that such prepayment would result in material adverse tax consequences related to the repatriation of funds or such repatriation would be prohibited by applicable law.

Mandatory prepayments of the Term Loans may not be reborrowed.

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment, and any such declined prepayment may be retained by the Borrower and shall be an addition to the Available Amount Basket (as defined below).

Prepayments Below Par:	The Term B Credit Documentation shall provide that, so long as no default or event of default has occurred and is continuing, Term Loans may be prepaid below par on a non-pro rata basis through Dutch auction or similar procedures to be agreed that are offered to all Lenders holding Term Loans of the applicable tranche on a pro rata basis in accordance with procedures and subject to restrictions to be agreed; provided that the proceeds of ABL Loans shall not be used to make such prepayments. Any Term Loan so prepaid shall automatically be canceled and retired.

4. COLLATERAL

Collateral:	Subject to exclusions and limitations to be agreed and subject to the Limited Conditionality Provision, the obligations of each of the Borrower and the Guarantors in respect of the Term B Facility shall be secured by (i) a perfected first priority security interest in all of its tangible and intangible assets (including, without limitation, intellectual property, real property and all capital stock of its direct subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock thereof to the extent a pledge of a greater percentage could reasonably be expected to result in adverse tax consequences), except for those assets as to which the Term Administrative Agent shall determine in its reasonable discretion that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby, in each case other than the ABL Priority Collateral, and (ii) a perfected second priority interest in all of the ABL Priority Collateral (collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude, or, if applicable, perfection of the security interest shall not be required with respect to, the following on terms to be agreed: (i) any fee-owned real property with a fair market value of less than an amount to be reasonably and mutually agreed, and any leasehold interests in real property (including, for the avoidance of doubt, any requirement to deliver landlord, mortgagee and bailee waivers), (ii) assets subject to certificates of title except to the extent a security interest in such assets may be perfected by filing a UCC financing statement, (iii) letter of credit rights unless perfected by filing a UCC financing statement, (iv) commercial tort claims with a value of less than an amount to be reasonably and mutually agreed, (v) pledges and security interests prohibited by applicable law, rule or regulation (to the extent such law, rule or regulation is effective under applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law) or which would require governmental (including regulatory) consent, approval, license or authorization to pledge such assets, other than proceeds and receivables thereof, (vi) any lease, license or other agreement or any newly acquired property subject to a permitted purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or any of its subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, the assignment of which is expressly deemed effective under the Uniform Commercial Code or such other applicable law notwithstanding such prohibition, and other than proceeds and receivables thereof, (vii) trust accounts, payroll accounts and escrow accounts, (viii) foreign assets (other than foreign assets constituting ABL Priority Collateral and no more than 65% of the voting equity interests of first-tier foreign subsidiaries), (ix) those assets as to which Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby and (x) assets to the extent a security interest in such assets would result in an investment in “United States property” by a controlled foreign corporation within the meaning of sections 956 and 957 of the Internal Revenue Code which results in a material adverse tax consequence, as reasonably determined by the Borrower and with the consent of the Term Administrative Agent (not to be unreasonably withheld or delayed) (the foregoing described in clauses (i) through (viii) (other than to the extent perfected under the ABL Facility) are, collectively, the “Excluded Assets”). Proceeds and receivables of Excluded Assets shall constitute Collateral on customary terms in accordance with the Uniform Commercial Code or applicable law.

The lien priority, relative rights and other creditors’ rights issues in respect of the Term B Facility and the ABL Facility shall be subject to the Intercreditor Agreement.

5. CERTAIN CONDITIONS

Conditions Precedent:	The availability of the Term B Facility on the Closing Date will be subject only to (a) the conditions precedent set forth in Section 6 of the Commitment Letter and in Exhibit D, and (b) the accuracy in all material respects (and in all respects if qualified by materiality) of the representations and warranties in the definitive documentation for the Term B Facility (subject to the Limited Conditionality Provision).

6. DOCUMENTATION

Term B Credit Documentation:	The definitive documentation for the Term B Facility (the “Term B Credit Documentation”) (i) shall be based upon senior secured term loan facilities for similar borrowers with appropriate modifications to baskets and materiality thresholds to reflect the size, leverage and ratings of the Borrower after giving effect to the Acquisition, (ii) shall contain the terms and conditions set forth in this Term Sheet, (iii) shall reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries and practices and (iv) shall reflect the customary agency and operational requirements of the Term

Administrative Agent (collectively, the “Term Documentation Standard”), in each case, subject to the Limited Conditionality Provision. The Term B Credit Documentation shall, subject to the “flex” provisions contained in the Arranger Fee Letter, contain only those conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Term Sheet, in each case, applicable to the Borrower and its subsidiaries and, subject to the Term Documentation Standard and certain other limitations as set forth herein, with standards, qualifications, exceptions and grace and cure periods consistent with the Term Documentation Standard.

Financial Covenants:	None.

Representations and Warranties:	Limited to financial statements (including pro forma financial statements); absence of undisclosed material liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Term B Credit Documentation; no material conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act; anti-corruption laws, bribery and sanctions; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests; solvency; priority of liens securing the Term B Facility; status of the Term B Facility as senior debt; and Regulation H.

Affirmative Covenants:	Limited to delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information reasonably requested by the Lenders; payment of taxes and other material obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of policies and procedures designed to ensure compliance with anti-corruption , bribery and sanctions laws; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; ERISA; further assurances (including, without limitation, with respect to security interests in after-acquired property); quarterly conference calls with Lenders and maintenance of monitored public corporate family/corporate credit and facility ratings.

Negative Covenants:	Limitations on: indebtedness (including guarantee obligations and preferred stock of subsidiaries); liens; mergers, consolidations, liquidations and dissolutions; sales of assets (provided that the Borrower may dispose of non-core assets reasonably acceptable to the Term Lead Arrangers); dividends and other payments in respect of capital stock; acquisitions, investments, loans and advances; prepayments and modifications (but not permitted refinancings) of subordinated, junior lien and other material debt instruments, including the Convertible Notes; transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements; negative pledge clauses and clauses restricting subsidiary distributions; changes in lines of business; amendments to the Purchase Agreement and other transaction documents; and use of proceeds in compliance with anti-corruption, bribery and sanctions laws.

The Term B Credit Documentation shall contain an “Available Amount Basket”, which will be built by retained Excess Cash Flow, declined prepayments and other customary amounts and may be used (subject to no default) for (i) investments or (ii) subject to a leverage test to be reasonably and mutually agreed, restricted payments or prepayments of subordinated, junior lien and other material debt.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period to be reasonably and mutually agreed); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document or subordination provisions or intercreditor or non-perfection of any security interest; and a change of control (the definition of which is to be agreed).

The occurrence of an event of default under the ABL Facility (other than a payment event of default) shall not constitute an event of default under the cross-default provisions of the Term B Facility unless the amount outstanding under the ABL Facility exceeds $25 million and until the earliest of (x) 30 days after the date of such event of default (during which period such event of default is not waived or cured), (y) the acceleration of the obligations under the ABL Facility or (z) the exercise of secured creditor remedies by the ABL Administrative Agent and/or the lenders under the ABL Facility as a result of such event of default.

Voting:	Amendments and waivers with respect to the Term B Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Term Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral and (iii) releases of all or substantially all of the Guarantors.

The Term B Credit Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders of the aggregate amount of the Term Loans shall have consented thereto.

Assignments and Participations:	The Lenders shall be permitted to assign (other than to a Disqualified Lender) all or a portion of their Term Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing, provided such consent shall be deemed given if the Borrower has not responded within 10 business days following notice and (b) the Term Administrative Agent, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund. In the case of a partial assignment (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000 unless otherwise agreed by the Borrower and the Term Administrative Agent. The Term Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment. The Lenders shall also be permitted to sell participations in their Term Loans. Participants shall have the same benefits as the selling Lenders with respect to yield protection and increased cost provisions, subject to customary limitations. Voting rights of a participant shall be limited to those matters set forth in clause (a) of the preceding paragraph with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Term Loans in accordance with applicable law shall be permitted without restriction.

Assignments may be made to the Borrower or any of its affiliates subject to voting limitations and other customary conditions to be reasonably and mutually agreed by the Borrower and the Term Lead Arrangers.

Unrestricted Subsidiaries:	Consistent with similar transactions of this kind, the Term B Credit Documentation shall contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a “restricted subsidiary”; provided that (i) no event of default shall have occurred and be continuing or would result from any such designation, (ii) after giving pro forma effect to such designation or redesignation, the Consolidated Secured Leverage Ratio of the Borrower would be no greater than the Consolidated Secured Leverage Ratio of the Borrower as of the Closing Date, (iii) such designation of a restricted subsidiary to an unrestricted subsidiary shall be made in compliance with the investments covenant and (iv) such redesignation of any unrestricted subsidiary as a restricted subsidiary shall be deemed to constitute the incurrence of indebtedness and liens of such subsidiary (to the extent assumed). Unrestricted subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Term B Credit Documentation and the results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Term B Credit Documentation.

Yield Protection:	The Term B Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Term Administrative Agent and the Term Lead Arrangers associated with the syndication of the Term B Facility and the preparation, execution, delivery and administration of the Term B Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction) and (b) all out-of-pocket expenses of the Term Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Term B Credit Documentation.

The Term Administrative Agent, the Term Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the (x) gross negligence or willful misconduct of the relevant indemnified person (or its related parties) or (y) a material breach in bad faith by such indemnified party of its obligations under the Term B Credit Documentation pursuant to a claim initiated by the Borrower.

Governing Law and Forum:	New York.

Counsel to the Term Administrative Agent:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit C

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month appearing on the Reuters Screen LIBOR01 Page (but in no event less than zero) plus 1.00%; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the ABR for the Term B Facility be less than 2.00% per annum.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on the Reuters Screen LIBOR01 Page or LIBOR02 Page published by Reuters (as such rate is administered by ICE Benchmark Association); provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Rate for the Term B Facility (before giving effect to any adjustment for reserve requirements) be less than 1.00% per annum.

“Applicable Margin” means (a) 2.50% in the case of ABR Loans and (b) 3.50% in the case of Eurodollar Loans; provided, that, in each case the Applicable Margin shall be increased by 50 basis points if the Ratings Condition (as defined below) is not satisfied.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears, on the first day of each calendar quarter.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when the Borrower is in default in the payment of any amount under the Term B Facility, after giving effect to any applicable grace period, such overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Term B Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Ratings Condition	The ratings condition shall be satisfied if the public corporate family rating or corporate credit rating, as applicable, of the Borrower after giving effect to the Transactions is at least either (a) B1 from Moody’s (stable outlook or better) and BB- from S&P (stable outlook or better) or (b) Ba3 from Moody’s (stable outlook or better) and B+ from S&P (stable outlook or better).

C-2

EXHIBIT D

PROJECT VECTOR

Conditions

The availability of the Credit Facilities shall be subject to the satisfaction of the following conditions (subject to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in Exhibits A, B and C thereto.

1. The Borrower and each Guarantor shall have executed and delivered the ABL Credit Documentation and the Term B Credit Documentation, including the Intercreditor Agreement (collectively, the “Credit Facilities Documentation”), which shall be in accordance with the terms of the Commitment Letter, and the Commitment Parties shall have received:

a.	customary closing certificates and legal opinions; and

b.	a solvency certificate, dated the Closing Date, in the form attached hereto as Annex I, executed by the chief financial officer of the Borrower, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

2. On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its subsidiaries shall have any material indebtedness for borrowed money other than (i) the ABL Facility and the Term B Facility, (ii) the Convertible Notes, (iii) the Hong Kong Replacement LC Facility and (iv) other indebtedness reasonably and mutually agreed by the Commitment Parties.

3. The Acquisition shall be consummated pursuant to the Purchase Agreement, substantially concurrently with the initial funding of the Credit Facilities, and no provision thereof shall have been amended or waived, and no consent or direction shall have been given thereunder, in any manner materially adverse to the interests of the Commitment Parties or the Lenders without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed).

4. The closing of the Credit Facilities shall have occurred on or before the Expiration Date.

5. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and its subsidiaries and the Target and its subsidiaries, in each case for the three most recently completed fiscal years ended at least 90 days before the Closing Date (except that financials for the year ending December 31, 2014 shall only be required if the Closing Date occurs on a date that is more than 90 days following December 31, 2014) and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and its subsidiaries and the Target and its subsidiaries, in each case for each subsequent fiscal quarter ended (that is not a fiscal year-end) at least 45 days before the Closing Date; provided that filing of the required financial statements on form 10-K and form 10-Q by the Borrower or the Target, as applicable, will satisfy the foregoing requirements.

6. The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

7. The Lead Arrangers shall have received, at least three business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors that shall have been reasonably requested by the Lead Arrangers in writing at least 10 business days prior to the Closing Date and that the Lead Arrangers reasonably determine is required by United States bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

8. All costs, fees and expenses (including, without limitation, reasonable and documented legal fees and expenses of counsel to the Administrative Agents) and other compensation required to be paid by the Borrowers pursuant to the terms of the Commitment Letter and the Fee Letters payable to the Commitment Parties, the Administrative Agent or the Lenders shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Credit Facilities to the extent due and invoiced to the Borrower.

9. All actions necessary to establish that the applicable Administrative Agent will have a perfected security interest (subject to permitted liens to be agreed) in the Collateral under the Credit Facilities shall have been taken.

10. The Lead Arrangers under each Credit Facility shall have received from the Borrower all information customarily provided by a borrower for inclusion in a confidential information memorandum for each of an asset-based revolving credit facility and a term loan “B” facility (the “Required Information”) not later than 15 consecutive business days prior to the Closing Date; provided that such 15 consecutive business day period shall (i) exclude November 27, 2014 and November 28, 2014 (which for purposes of such calculation shall not constitute business days), (ii) have been completed on or prior to December 24, 2014 or shall commence on or after January 5, 2015, (iii) exclude July 6, 2015 (which for purposes of such calculation shall not constitute a business day) and (iv) have been completed on or prior to August 14, 2015; provided further that if the Borrower in good faith reasonably believes that it has delivered the Required Information, the Borrower may (but shall not be obligated to) deliver to the Lead Arrangers written notice to that effect (stating when it believes it completed such delivery), in which case the Required Information shall be deemed to have been delivered on the date of such notice unless any Lead Arranger reasonably believes that the Borrower has not completed such delivery and, within three business days after its receipt of such notice from the Borrower, such Lead Arranger delivers a written notice to the Borrower to that effect (stating with specificity the portion or portions of the Required Information that such Lead Arranger believes have not yet been delivered or are not complete or sufficient), in which case the Required Information shall be deemed to be delivered immediately upon the delivery by the Borrower of provisions reasonably addressing the points contained in the notice.

11. (a) Except as set forth in the Company Disclosure Schedule (as defined in the Purchase Agreement as of the date hereof) or as set forth in the Company SEC Reports (as defined in the Purchase Agreement as of the date hereof) filed from and after January 1, 2014 and prior to the date of the Purchase Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such Company SEC Reports that are forward looking in nature), but only to the extent such disclosure is reasonably apparent from a reading of such Company SEC Reports that such disclosure relates to Section 4.10(b) of the Purchase Agreement, since December 31, 2013, through the date of the Purchase Agreement, there has not been an event, occurrence, condition, change, development, state of facts or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below).

(b) Since the date of the Purchase Agreement, there shall not have been any event, occurrence, condition, change, development, state of facts or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

“Company Material Adverse Effect” means (a) a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) an effect that prevents or materially impairs the ability of the Company to perform its obligations under the Purchase Agreement or consummate the Transactions, other than, for the purposes of clause (a), any effect arising out of or resulting from any of the following: (i) a decline in the market price, or a change in the trading volume of, the Company Shares (provided that this clause (i) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such changes and is not excluded by clauses (ii) - (viii) of this definition from being taken into account in determining whether a Company Material Adverse Effect has occurred); (ii) general printed circuit board manufacturing industry, economic, market or political conditions, or the financing, banking, currency or capital markets generally, including with respect to interest rates or currency exchange rates; (iii) acts of war, sabotage or terrorism, natural disasters, acts of God or comparable events; (iv) changes in applicable Law, GAAP or other applicable accounting standards (or the interpretation or enforcement thereof) following the date of the Purchase Agreement; (v) the negotiation, execution, announcement, pendency or performance of the Purchase Agreement or the Transactions or the consummation of the Transactions (provided that this clause (v) shall not preclude any breach of the representations and warranties made in Section 4.06 of the Purchase Agreement from being taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) (A) any loss of or adverse impact on relationships with employees, customers, suppliers or distributors, (B) any delays in or cancellations of orders for the products or services of such Person and (C) any reduction in revenues, in each case to the extent resulting primarily from or arising primarily out of the announcement or pendency of the Merger; (vii) any failure to meet revenue or earnings projections, in and of itself, for any period ending on or after the date of the Purchase Agreement (provided that this clause (vii) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such failure to meet revenues or earnings projections from being taken into account in determining whether a Company Material Adverse Effect has occurred); or (viii) any specific action taken (or omitted to be taken) by the Company (A) at or with the express written direction or written consent of Parent or (B) that is otherwise expressly contemplated by, or permitted to be taken by the Company in accordance with the terms of, the Purchase Agreement (provided that, in each case of subclause (A) of this clause (viii), the Lead Arrangers have consented to the taking (or omission of taking) of such specific action (which consent shall not be unreasonably withheld, conditioned or delayed)); provided, however, in the case of clauses (ii), (iii) and (iv), except to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected relative to other participants in the industries in which the Company and its Subsidiaries participate. Defined terms used in this paragraph (other than the term “Purchase Agreement”) shall have the meanings set forth in the Purchase Agreement as of the date hereof.

12. (a) Each of the Purchase Agreement Representations shall be true and correct in all respects, except to the extent expressly made as of an earlier date, in which case such Purchase Agreement Representations shall have been true and correct in all respects as of such earlier date.

      (b) Each of the Specified Representations shall be true and correct in all material respects (or in all respects, if qualified by materiality), except to the extent expressly made as of an earlier date, in which case such Specified Representations shall have been true and correct in all material respects (or in all respects, if qualified by materiality) as of such earlier date.

13. If loans are to be made under the ABL Facility on the Closing Date, the Borrower shall have provided the ABL Administrative Agent with a completed borrowing base certificate,

calculated in accordance with Exhibit B, prepared as at the end of the most recent calendar month ended at least 20 business days (or such shorter period as may be elected by the Borrower) prior to the Closing Date (it being understood that (i) the Borrower shall use commercially reasonable efforts to deliver an inventory appraisal and field examination reasonably satisfactory to the ABL Administrative Agent prior to the Closing Date, but delivery of such inventory appraisal and field examination shall not be a condition precedent to the funding and availability of the ABL Facility and (ii) with respect to the Target and solely for the borrowing base certificate delivered on the Closing Date, the information required by the borrowing base certificate shall be generally consistent with the information provided in borrowing base certificates delivered by the Target under its existing asset-based revolving facility).

ANNEX I to Exhibit D

FORM OF SOLVENCY CERTIFICATE

This Certificate is being delivered pursuant to Section [    ] of the Credit Agreement dated as of [            ] (the “Credit Agreement”), among TTM Technologies, Inc. (the “Borrower”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

[    ] hereby certifies that he/she is the Chief Financial Officer of the Borrower and that he/she is knowledgeable of the financial and accounting matters of the Borrower and its Subsidiaries, the Credit Agreement and the covenants and representations (financial and other) contained therein and that, as such, he/she is authorized to execute and deliver this Certificate on behalf of the Borrower.

The undersigned hereby further certifies, solely in his/her capacity as Chief Financial Officer of the Borrower and not in an individual capacity, as follows:

1.	On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise.

2.	On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3.	On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the Borrower and its Restricted Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4.	On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the Borrower and its Restricted Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof.

The financial information, projections and assumptions which underlie and form the basis for the representations made in this certificate were based upon good faith estimates and assumptions believed to be reasonable to the management of the Borrower at the time made, in light of the circumstances under which they were made (it being understood that such financial information, projections or forecasts as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such financial information, projections or assumptions may differ from the projected results set forth therein by a material amount).

In computing the amount of the contingent liabilities of the Borrower and its Restricted Subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

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D-I-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate solely in his/her capacity as Chief Financial Officer of the Borrower (and not in an individual capacity) this [    ] day of [    ], 20[    ].

TTM TECHNOLOGIES, INC.

By:
Name:
Title:

Solvency Certificate Signature Page